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                                                                    EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT

The Board of Directors
Ilife.com, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-87955) on Form S-8 of ilife.com, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of ilife.com, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, redeemable stock and stockholders' equity (deficit) and cash flows for the year ended December 31, 1999, the six months ended December 31, 1998 and the year ended June 30, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of ilife.com, Inc.

KPMG LLP

Atlanta, Georgia
April 19, 2000